Exhibit 99.1

Organicell and The Centers for Disease Control and Prevention Enter Into
Agreement To Conduct Research on Influenza Viruses of Pandemic Potential

Miami, FL (March 23rd, 2021) - Organicell Regenerative Medicine, Inc. (OTCMKTS: BPSR), a clinical-stage biopharmaceutical company dedicated to the development of regenerative therapies, today announced that it has entered into a Material Cooperative Research and Development Agreement with the Centers for Disease Control and Prevention (“CDC”) to determine the anti-inflammatory and anti-infective effectiveness of Zofin™ in experimental models of influenza infection.

As of May 2020, in the US, the CDC estimates between 39-55 million influenza related illnesses and more than 60,000 deaths are due to influenza. The observed illnesses and case fatalities are primarily due to the lack of effective antivirals and prophylactic vaccines to attenuate the virus from infecting humans. Furthermore, there is a lack of appropriate measures for treatment of lung pathology triggered by influenza. Therefore, new therapeutic strategies to deal with the current and imminent influenza viruses of pandemic potential represent one of the major areas of investigation.

In the agreement, Organicell will supply the CDC with its lead compound, Zofin, which is an acellular material derived from human amniotic fluid. Zofin contains growth factors and peri natal tissue-derived exosomes with a potential to suppress inflammatory cytokine cascade and tissue damage triggered by virus infections such as influenza.

Using well established in vitro and in vivo experimental models of influenza infection, the CDC will test the anti-infective and anti-inflammatory properties of Zofin. All the proposed experiments will be performed in the appropriate biosafety levels and approved protocols at the Immunology and Pathogenesis Branch / Influenza Division of the CDC.

“We are very excited to partner with the CDC on this influenza study to potentially develop a novel therapeutic to aid with viral infection. This past year has taught us how important the research and development of biologics is to uncover new therapies to aid in pandemic potential viruses that attack the respiratory systems. Organicell is dedicated to remain at the forefront of regenerative therapy research for diseases with unmet need,” said Albert Mitrani, CEO of Organicell.

“We are currently completing ongoing trials investigating the safety and potential efficacy of Zofin for the treatment of respiratory failure induced by COVID-19 infection, and are pleased to expand the testing of Zofin in influenza. Influenza is one of the most common infectious diseases, is highly contagious, and affects a significant number of people every year,” said Dr. Mari Mitrani, Chief Science Officer of Organicell.

About Zofin™:

Zofin is an acellular biologic therapeutic derived from perinatal sources and is manufactured to retain naturally occurring microRNAs, without the addition or combination of any other substance or diluent. This product contains over 300 growth factors, cytokines, and chemokines as well as other extracellular vesicles/nanoparticles derived from perinatal tissues. Zofin is currently being tested in a phase I/II randomized, double blinded, placebo trial to evaluate the safety and potential efficacy of intravenous infusion of Zofin for the treatment of moderate to SARS related to COVID-19 infection vs placebo.

ABOUT ORGANICELL REGENERATIVE MEDICINE, INC.

Organicell Regenerative Medicine, Inc. (OTCMKTS: BPSR) is a clinical-stage biopharmaceutical company that harnesses the power of exosomes to develop innovative biological therapeutics for the treatment of degenerative diseases. The Company’s proprietary products are derived from perinatal sources and manufactured to retain the naturally occurring exosomes, hyaluronic acid, and proteins without the addition or combination of any other substance or diluent. Based in South Florida, the company was founded in 2008 by Albert Mitrani, Chief Executive Officer and Dr. Mari Mitrani, Chief Scientific Officer. To learn more, please visit https://organicell.com/.

FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as “will,” “believes,” “expects,” “potential” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. We remind you that actual results could vary dramatically as a result of known and unknown risks and uncertainties, including but not limited to: potential issues related to our financial condition, competition, the ability to retain key personnel, product safety, efficacy and acceptance, the commercial success of any new products or technologies, success of clinical programs, ability to retain key customers, our inability to expand sales and distribution channels, legislation or regulations affecting our operations including product pricing, reimbursement or access, the ability to protect our patents and other intellectual property both domestically and internationally and other known and unknown risks and uncertainties, including the risk factors discussed in the Company’s periodic reports that are filed with the SEC and available on the SEC’s website (http://www.sec.gov). You are cautioned not to place undue reliance on these forward-looking statements All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Specific information included in this press release may change over time and may or may not be accurate after the date of the release. Organicell has no intention and specifically disclaims any duty to update the information in this press release.

Media Contact:

Jeffrey Freedman

RooneyPartners

646-432-0191

jfreedman@rooneyco.com